Exhibit 99.1

Important Notice of Blackout Period to
Directors and Executive Officers of Chromcraft Revington, Inc.

April 23, 2013

Chromcraft Revington, Inc. (the “Company”) is delisting from the NYSE MKT effective April 29, 2013.  This delisting will require the suspension of transactions in Company stock in the Company’s Employee Stock Ownership and Savings Plan (the “Plan”) until such time as the Plan obtains an independent appraisal of such Company stock.  The Plan is also implementing certain administrative changes, including replacing T. Rowe Price Trust Company as the trustee of the Savings Plan Component of the Plan, replacing T. Rowe Price Trust Company as the custodian of the Plan and replacing T. Rowe Price Retirement Plan Services, Inc. as the record keeper of the Plan.  Until an independent appraisal is obtained and the administrative changeover takes effect, Plan participants will be prevented from performing certain account transactions in Company stock holdings under the Plan such as directing or diversifying assets invested in Company stock in individual Plan accounts or obtaining distributions out of the Company stock fund.  This “blackout period” will begin after the market closes at 4 p.m. Eastern time on April 23, 2013 and will continue until an independent appraisal of the Company stock held in the Plan is obtained and the administrative changes referenced above take effect, which the Company expects to be completed on or before July 31, 2013 (the “Blackout Period”).

The Sarbanes-Oxley Act of 2002 and Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from any transaction in our common shares (including exercising stock options) or any derivatives of our common shares, regardless of whether the director or executive officer participates in the Plan.  As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you.  The restrictions on trading during the Blackout Period are in addition to the Company’s Insider Trading Policy (and associated regularly scheduled blackout periods) that restrict your ability to trade in Company stock.

We have the right to extend the Blackout Period if we need additional time to obtain the independent appraisal and complete the administrative changes to the Plan although we do not anticipate that will be necessary.  We will notify you and the participants if that occurs.  If you have questions regarding the Blackout Period, including when it has started or ended, you may contact Myron D. Hamas, Vice President-Finance and Corporate Secretary, in writing at 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906, or by telephone at (765) 807-2640.